Exhibit 18

THIS AGREEMENT is made on 25 January 2024

BETWEEN

(1)

OSPREY INTERNATIONAL LIMITED, registered in Cyprus with number HE385659, a company incorporated under the laws of Cyprus, with its registered address at 9E Foti Pitta Street, 1065, Nicosia, Cyprus (“Osprey” or the “Holder”);

(2)

OSPREY INVESTMENTS LIMITED, registered in Cyprus (registered number HE229246) whose registered office is at 9E, Foti Pitta, 1065, Nicosia, Cyprus (the “Guarantor” and together with the Holder, the “Osprey Parties”); and

(3)

LAKETAMA LIMITED, registered in Cyprus with number HE450594, a company incorporated under the laws of Cyprus, with its registered address at strati Myrivili, 5, Strovolos, 2046, Nicosia , Cyprus (the “Purchaser”),

(each, a “Party” and together, the “Parties”).

WHEREAS

(A)

Reference is made to an exchange agreement entered (or to be entered) on or about the date hereof between Osprey, Kibbutz Holding S.à r.l. (“Kibbutz”) and Selina Hospitality PLC (“Selina PLC”) (such agreement, the “Exchange Agreement”).

(B)

Selina PLC has previously issued 6.00% convertible senior notes due 2026 (the “2026 Notes”) to certain investors in an aggregate principal amount at maturity of $147,500,000 pursuant to that certain Indenture dated as of 27 October 2022 between Selina PLC as issuer and Wilmington Trust, National Association as trustee.

(C)	Kibbutz beneficially owns $14,700,000 aggregate principal amount of the 2026 Notes (the “Old Notes”) to be exchanged in full for:

(i) a 6.00% secured convertible note due 2029 in a principal amount of $10,000,000 (the “Exchange Note”), on terms such that Osprey shall receive the newly issued Exchange Note directly from Selina PLC;

(ii) 23,500,000 ordinary shares of Selina PLC with a nominal value of $0.005064 each (rounded to six decimal places),

in each case to be issued directly to Osprey in exchange for the cancellation of the Old Notes (including the cancellation of any and all outstanding principal and accrued interest thereon) and the repayment of all accrued and uncapitalised interest on the loans made available to Kibbutz under the convertible loan agreement dated 13 October 2020 between, amongst others, the Guarantor as lender and Kibbutz as borrower and guarantor (as amended and restated from time to time, the “2020 CLA”).

(D)

The Parties now wish for the Holder to grant an option to the Purchaser on the terms set out herein to call from the Holder up to 50% of the Exchange Note and all rights and interests relating thereto.

(E)

NOW THEREFORE, for and in consideration of EUR 1.00 received by the Holder from the Purchaser (receipt of which is hereby acknowledged) and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

1.	DEFINITIONS

The preamble to this Agreement and its Annex constitute an integral part thereof.

Terms used but not defined herein shall have the meaning given in the Exchange Agreement.

“Business Day” means any day, except Saturday and Sunday, on which banking institutions in the State of New York and Cyprus are open for business.

“Call Exercise Percentage” means such percentage of the Option Interests (as defined below) (relating to the Exchange Note), in respect of which the Purchaser wishes to exercise the Option hereunder under the relevant Exercise Notice and thereby call from the Holder, as set out in the relevant Exercise Notice hereunder.

“Call Exercise Percentage Cap” means, in respect of an Option Notice, fifty (50) per cent of the Option Interests, after taking into account the Call Exercise Percentage set out in that Exercise Notice, in aggregate with:

(a)	all Call Exercise Percentages of Option Interests in respect of which the Option has been exercised pursuant to any previous Exercise Notice submitted and consummated hereunder; and

(b)	any percentage of the Option Interests in respect of the Exchange Note actually transferred to the Purchaser pursuant to any Equivalent Put Option.

“Conversion Securities” means any security, share, obligation, promissory note, option, warrant or any other debt, equity or other instrument into which any Exchange Note has been converted or exercised into, or which are provided to any Osprey Party under or in respect of any such Exchange Note, in each case, on and from the Original Call Option Date until the settlement of the relevant exercise of the Option hereunder in respect of the Exchange Note (including, without limitation, the Exchange Note and Related Rights), including in each case any Option Interest.

“Equivalent Put Option” means any put option agreement entered into between the Parties on or about the date hereof in respect of the same Exchange Note under which Osprey received a put option from the Purchaser on substantially the same terms as set out herein.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, escheat, encroachment, lien, charge of any kind, option, easement, purchase right, right of first refusal, right of pre-emption, conditional sale agreement, covenant, condition or other similar restriction (including restrictions on transfer) or any agreement to create any of the foregoing, other than restrictions under securities laws.

“Option Exercise Price” means:

(a)	an amount equal to A x B, where:

A = the relevant Call Exercise Percentage; and

B = (13.3/14.7) x USD 10,000,000; plus

(b)	interest at a rate of 1% per month, compounded on a monthly basis and calculated from the Original Call Option Date and accruing daily on the amount referred to in (a) above.

“Original Call Option Date” means 25 January 2024.

“Related Rights” means in relation to any asset (including any Exchange Note or Conversion Security), any rights or interests relating thereto including, without limitation, as applicable:

(a)	the proceeds of sale of any part of that asset;

(b)	all dividends, distributions, capital redemption, interest, coupons, fees, and any other payments or entitlements paid, or payable in connection such asset;

(c)

any voting or consent rights, rights to receive information or participate in meetings, rights of first refusal, pre-emption, participation and funding rights, drag-along, tag-along and transfer rights;

(d)	all rights and benefits under any licence, assignment, contract of insurance, agreement for sale or agreement for lease in respect of that asset;

(e)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset;

(f)	any monies and proceeds paid or payable in respect of that asset;

(g)	all fees, royalties and other rights of every kind relating to or derived from that asset; and

(h)

any right to sue for past, present and future infringement of its intellectual property and all rights corresponding to its intellectual property throughout the world and all re-issues, divisions continuations, amendments, renewals, extensions and continuations in-part thereof.

“Selina Insolvency Event” means the occurrence or the entry into any of the following in respect of Selina PLC:

(a)	winding up, bankruptcy, dissolution, liquidation, receivership, administration or similar proceedings; or

(b)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer.

2.	CALL OPTION

2.1	Call Option

(a)

Subject to Section 3.1 hereof, at any time on and from the earlier of (1) the date falling 10 months from the date hereof (or any later date as may be agreed in writing between the Parties from time to time, including by electronic mail in accordance with clause 6.4 below or otherwise) and (2) the occurrence of a Selina Insolvency Event, until the date falling 36 months from the Original Call Option Date (the “Option Period”), the Purchaser shall have the right (such right, the “Option”), but not the obligation, to exercise an option to require the Holder to sell to the Purchaser the Call Exercise Percentage (as set out in the relevant Exercise Notice) of all the rights and interests in respect of the Exchange Note (which Option may be exercised any number of times, each time by an Exercise Notice referring to a separate Call Exercise Percentage in accordance herewith) which, in each case, shall include the relevant Call Exercise Percentage of each of the following:

(i)

the Exchange Note provided to the Osprey Parties and any rights, interests, benefits and entitlements relating thereto including any related subscription rights and, in each case, any Related Rights relating to them which have either been obtained, paid or accruing on and from the Original Call Option Date;

(ii)

any Conversion Securities (if any) and any rights and, interests, benefits and entitlements relating thereto (including any Related Rights in connection therewith) obtained or accruing on and from the Original Call Option Date; and

(iii)	any other rights, interests, benefits or entitlements provided to any Osprey Parties under the Exchange Agreement relating thereto,

in each case as adjusted to take into account any stock split, reverse stock split, stock dividend, reorganisation or similar event affecting the number of Exchange Note, Conversion Securities or conversion rights, (the above, the “Option Interests” and the Call Exercise Percentage thereof being, the “Exercised Option Interests”), in each case, for the Option Exercise Price.

(b)	The Call Exercise Percentage set out in each Exercise Notice shall not exceed the Call Exercise Percentage Cap.

2.2	Call Option Exercise Notice

The Option may be exercised by the Purchaser at any time during the Option Period, on each occasion by sending a written exercise notice in the form set out in Annex 1 hereto to the Holder (the “Exercise Notice”) specifying:

(a)	that it wishes to exercise the Option hereunder;

(b)	the proposed settlement date (which shall be not less than 7 Business Days and not later than 14 Business Days from the date of delivery of the notice (such date, the “Settlement Date”);

(c)

the Call Exercise Percentage of the Option Interests in respect of which it wishes to exercise the Option under that Exercise Notice, and shall specify the aggregate Call Exercise Percentage exercised overall under this Agreement (taking into account the Call Exercise Percentage in such and any previous Exercise Notice); and

(d)

the entity to which the Exercised Option Interests shall be delivered, assigned or transferred (whether the Purchaser itself or its designee), provided that unless the Purchaser provides written notice to the Holder within 3 Business Days of receipt of such Exercise Notice, specifying an alternate designee, the recipient shall be the Purchaser itself.

3.	COVENANTS AND AGREEMENTS

3.1	Settlement

On the Settlement Date:

(a)

all the Option Interests shall be transferred and delivered and/or paid (as applicable) to the Purchaser or its designee free and clear of all Liens, together with such warrant certificates, stock powers, stock certificates or other instrument of transfer or evidence of transfer or ownership of the relevant Exercised Option Interests (including, without limitation, the Call Exercise Percentage of the Exchange Note or other Conversion Securities, in each case, all the Related Rights paid or accrued in respect thereof on and from the Original Call Option Date) as required to effect or evidence the transfer of the same or as reasonably requested by the Purchaser; and

(b)

the Purchaser shall pay to the Holder, in exchange, the Option Exercise Price by wire transfer of immediately available funds to the account or accounts designated by the Holder to the Purchaser at least two (2) Business Days prior to the Settlement Date.

3.2	Restrictions on Disposition

Until the exercise or expiry of Option rights hereunder, no Osprey Party may sell, assign, transfer, give, encumber, pledge or in any other way dispose of any of the Option Interests (including, without limitation, any Exchange Note or any Conversion Securities), or any other right or option provided to it under the Exchange Agreement, in each case, without the prior written consent of the Purchaser.

3.3	Restrictions on Conversion or Exercise

No Osprey Party may, without the prior written consent of the Purchaser, elect to convert or exercise or permit conversion or exercise of any of the Option Interests (including, without limitation, any Exchange Note and/or any Conversion Securities) which is subject to Option hereunder.

3.4	Option Valid Upon Bankruptcy or Involuntary Transfer

The Option hereunder shall remain valid and continue to apply to the Holder even if any Osprey Party: (a) voluntarily or involuntarily files for bankruptcy or similar proceedings in any court of competent jurisdiction or otherwise enters into any such proceeding, or (b) has the Option Interests transferred by operation of law or otherwise involuntarily.

3.5	Rights under the Exchange Agreement

Both before and after the execution of the Option hereunder, the Osprey Parties shall exercise all rights and take all decisions and make all appointments under the Exchange Agreement, in each case, only in coordination with, and with the mutual agreement of both, the Purchaser and the Holder.

4.	REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other parties hereto as follows:

(a)	it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)

the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party and no other proceedings on the part of such Party are necessary therefore;

(c)

this Agreement has been duly and validly executed and delivered by it and is valid, binding, and enforceable in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); and

(d)

the execution, delivery and performance by such Party of this Agreement does not and will not violate the organisational documents of such Party or any applicable law or any other agreement to which it is bound.

5.	GUARANTEE AND INDEMNITY

5.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Purchaser punctual performance by the Holder of all the Holder’s obligations under this Agreement;

(b)

undertakes with the Purchaser that whenever the Holder does not pay any amount when due under or in connection with this Agreement, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with the Purchaser that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Purchaser immediately on demand against any cost, loss or liability it incurs as a result of the Holder not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this Agreement on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 5 if the amount claimed had been recoverable on the basis of a guarantee.

5.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Holder under this Agreement, regardless of any intermediate payment or discharge in whole or in part.

5.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Holder or any security for those obligations or otherwise) is made by the Purchaser in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this clause 5 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

5.4	Waiver of defences

The obligations of the Guarantor under this clause 5 will not be affected by an act, omission, matter or thing which, but for this clause 5, would reduce, release or prejudice any of its obligations under this clause 5 (without limitation and whether or not known to it or the Purchaser) including:

(a)	any time, waiver or consent granted to, or composition with, any Osprey Party or other person;

(b)	the release of any other Osprey Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Osprey Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Osprey Party or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of this Agreement or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under this Agreement or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other document or security; or

(g)	any insolvency or similar proceedings.

5.5	Guarantor’s Intent

Without prejudice to the generality of clause 5.4 (Waiver of Defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to this Agreement, the Equivalent Put Option, the Exchange Note or any related arrangements.

5.6	Immediate recourse

The Guarantor waives any right it may have of first requiring the Purchaser (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 5. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

5.7	Appropriations

Until all amounts which may be or become payable by the Holder under or in connection with this Agreement have been irrevocably paid in full, the Purchaser (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by the Purchaser (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this clause 5.

5.8	Deferral of Guarantor’s rights

(a)

Until all amounts which may be or become payable by the Osprey Parties under or in connection with this Agreement (or under any other put/call options between the Purchaser and any Osprey Party in connection with investments relating to Selina PLC or any of its affiliates from time to time, each, a “Related Option Agreement”) have been irrevocably paid in full and unless the Purchaser otherwise directs, the Guarantor shall not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement or by reason of any amount being payable, or liability arising, under this clause 5:

(i)	to be indemnified by the Holder;

(ii)	to claim any contribution from any other Osprey Party of the Holder’s obligations under this Agreement;

(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Purchaser under this Agreement or of any other guarantee or security taken pursuant to, or in connection with, this Agreement by the Purchaser;

(iv)

to bring legal or other proceedings for an order requiring the Holder to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this clause 5;

(v)	to exercise any right of set-off against the Holder; and/or

(vi)	to claim or prove as a creditor of the Holder in competition with the Purchaser.

(b)

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution (to the extent necessary to enable all amounts which may be or become payable to the Purchaser by the Holder under or in connection with this Agreement or any Related Option Agreement to be repaid in full) on trust for the Purchaser and shall promptly pay or transfer the same to the Purchaser or as the Purchaser may direct for application against any Osprey Party’s liabilities under this Agreement or any Related Option Agreement.

5.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Purchaser.

6.	MISCELLANEOUS

6.1	Further Assurances

Each Party hereby agrees (a) to furnish upon request to the other Party such further information, (b) to execute and deliver such other instruments and documents, and (c) to make all such filings and instructions, provide all such notices and consents, pass all such resolutions and otherwise do all such other acts and things; in each case, as may be required or desirable (or otherwise as the other Party may reasonably request) for the purpose of effecting the transactions set out herein or otherwise carrying out the intent of this Agreement and the documents referred to in this Agreement.

6.2	Termination

This Agreement shall terminate upon the date on which the date falling 1 day after the date falling 36 months from the Original Call Option Date.

6.3	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party to be charged with such amendment or waiver. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

6.4	Notices

All notices permitted or required to be given pursuant to this Agreement shall be given (and will be deemed to have been duly given, if given) by hand delivery, courier service, email, or mailed by registered or certified mail, postage prepaid, return receipt requested:

If to an Osprey Party:

Address: 9E Foti Pitta Street, 1065, Nicosia, Cyprus

Email: giorgos.georgiou@osprey-investments.com

In each case, marked to the attention of: Mr. Giorgos Georgiou

If to the Purchaser:

Address: strati Myrivili, 5, Strovolos, 2046, Nicosia, Cyprus

Email: samweinroth1@gmail.com

In each case, marked to the attention of: Mr. Samuel Weinroth

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if receipt is received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after if not received during the recipient’s normal business hours. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

6.5	Entire Agreement

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

For the avoidance of doubt, the Option hereunder may only be exercised if and to such extent the equivalent option under the put option agreement provided by the Purchaser to the Holder on or about the date hereof has not been exercised.

6.6	Assignments, Successors, and No Third-Party Rights

No Party may assign any of its rights under this Agreement without the prior consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

6.7	Specific Performance

The Parties recognise and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Agreement are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a Party to perform his, her or its obligations under this Agreement, each of the other Parties shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Agreement, in addition to any other remedy to which such Party may be entitled, at law or in equity.

6.8	Consent To Jurisdiction; Governing Law

This Agreement will be governed by and construed in accordance with the laws of Cyprus. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Cyprus courts for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The Parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

6.9	WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.10	Confidentiality

Each Party agrees to keep the content of this Agreement and any other information it obtains on the other Party and its affairs in connection herewith, strictly confidential and not disclose it to any person other than: (i) to the extent required by law, regulation, court order or rules of stock exchange; or (ii) to its affiliates and its and their respective officers, directors, employees, representatives, advisors, accountants and auditors, in each case, on a strictly” need to know” basis and provided such recipient is aware that the information is confidential and is subject to either contractual or professional confidentiality obligations in respect thereof.

6.11	Severability

Any term of this Agreement which would be invalid or unenforceable as written shall be deemed limited in scope and/or duration to the extent necessary to render it enforceable. The determination of any court that any provision is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction.

6.12	Delivery by PDF

This Agreement and any amendments hereto, to the extent signed and delivered by means of portable document format (“PDF”), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms thereof and deliver them to all other Parties.

6.13	Counterparts

This Agreement may be executed in any number of counterparts and by each Party on separate counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

[Remainder of page intentionally left blank]

For and on behalf of LAKETAMA LIMITED

By:	/s/ Sam Weinroth
Print name: Sam Weinroth
Position: Director

[Signature page to the Call Option- Exchange Note ($10m) - Jan 2024]

For and on behalf of OSPREY INTERNATIONAL LIMITED

By:	/s/ Giorgos Georgiou
Print name: Giorgos Georgiou
Position: Director

For and on behalf of OSPREY INVESTMENTS LIMITED

By:	/s/ Giorgos Georgiou
Print name: Giorgos Georgiou
Position: Director

[Signature page to the Call Option- Exchange Note ($10m) - Jan 2024]

Annex 1

Exercise Notice

NOTICE OF EXERCISE OF CALL OPTION

To: OSPREY INTERNATIONAL LIMITED

Date: [•]

Dear Sirs,

Reference is made to the Option Agreement entered into on or about   January 2024 between Laketama Limited and Osprey International Limited (the “Option Agreement”)

We refer to the Option Agreement. Terms used by not defined herein shall have the meaning given in the Option Agreement.

This is an Exercise Notice for the purposes of the Option Agreement.

The Purchaser hereby irrevocably gives notice to the Holder of its decision to exercise its Option to require the Osprey International Limited to sell to the Purchaser the Exercised Option Interests in accordance with Section [•] of the Option Agreement.

The Call Exercise Percentage: [•]%

Our proposed Settlement Date is [•]

Designated transferee of [Exercised Option Interests]: [•]

——————————————

for and on behalf of

LAKETAMA LIMITED

By:
Name:
Title: